CONTRACT BREWING AGREEMENT

          This Contract Agreement ("Agreement") is made this 23rd day of March 2000, by and between Rello, Inc. d/b/a Gluek Brewing Company, a Colorado corporation, with its principal place of business at 219 North Red River Avenue, Cold Spring, Minnesota 56320 ("Brewer") and Hard Energy Company, a corporation, with its principal place of business at 2380 Railroad Street, Suite 101, Corona, California 92880 ("Company").

                                    RECITALS

          WHEREAS, Brewer is engaged in the business of brewing, packaging, marketing and distributing malt beverages in the United States, including the District of Columbia.

          WHEREAS, Company owns, controls or possesses certain recipes, formulae and/or specifications for beverage products as well as the right to use certain names, design, slogans, logos or logotypes as brand names in conjunction therewith; and

          WHEREAS, Company desires to have certain of such beverage products brewed, packaged, marketed and distributed by Brewer under the brand names identified below and Brewer desires to do so.

          NOW,  THEREFORE,  in  consideration  of the promises and covenants set
     forth   herein,   the  adequacy  and   sufficiency   of  which  are  hereby
     acknowledged, the parties, in good faith, agree as follows:

          1. GRANT. Company hereby grants, and Brewer hereby accepts, the right and license to brew, package, label and distribute malt beverage products under the brand name "HARD ENERGY" ("the Trademark"), such products hereinafter referred to as "the Products", for which Company owns, controls or possesses all recipes, formulae, specifications, names, designs, slogans, logos and logotypes in the fifty states of the United States and the- District of Columbia (the "Territory").

          2. TERM This Agreement shall become effective and binding upon the parties on the date set forth above and shall remain in effect for a period of twenty (20) months from such date, unless earlier terminated as provided herein ("the Initial Term"). Either party shall be entitled, not less than ninety (90) days prior to the expiration of the Initial Term, to give notice to the other of the termination of this agreement upon the expiration of the Initial Term. In the absence of such written notice from either party to the other terminating this Agreement on the expiration of the Initial Term, this Agreement shall continue indefinitely thereafter subject to the right to either party to terminate this Agreement at any time, without cause, upon the giving to the other of not less than ninety
     (90) days notice of such termination, and, in such event, this Agreement shall be terminated on the date specified in such notice.

          3. DUTIES OF COMPANY.

          a. Proprietary Information. Company shall provide Brewer with recipes, formulae and specifications for the Products as well as the Product flavor profiles, packaging materials and instructions and such other information and materials as are required under the terms of this Agreement or as may be reasonable and necessary for Brewer to carry out the terms of this Agreement (the "Proprietary Information").

          b. Product Orders and Shipments. Brewer shall produce the Products in quantities sufficient to meet the needs of customers in the Territory, provided that it is furnished with a written firm order for Products (the "Order") not less than thirty (30) days in advance of the requested Product packaging date (the "Requested Packaging Date") which Orders shall be in writing and addressed to Brewer at P.O. Box 476, 219 North Red River
     Avenue, Cold Spring, Minnesota 56320, Attention: Order Processing Department; fax number (320) 685-8313. Each Order shall state the quantity of each Product to be brewed and packaged and shall provide detailed pack aging instructions, including but not limited to, specific instructions in regard to any packaging requirements. Brewer shall not be required to brew and package less than 1500 cases (24 packs) with respect to any individual Order.

          c. Packaging Materials. Company will provide packaging materials (labels, crowns, 6-pack carriers, mother cartons and cans) to Brewer no later than ten (10) days prior to the Requested Packaging Date, all of which packaging materials shall be suitable for use in Brewer's packaging equipment. Brewer and Company will cooperate in the purchasing of such Packaging Materials so as to achieve the best possible prices. If the packaging Materials are not received as required herein, Brewer shall have no obligation to have the Products ready for packaging on the Requested Packaging Date and Brewer and Company shall mutually agree on a new packaging date for the Products. Upon the termination of this Agreement, all packaging materials in Brewer's possession relating to the Products shall be shipped to Company at Company's sole expense. Alternatively, Company can prepay the cost of such packaging materials and Brewer will obtain same.

          d. State Taxes and Recycling Fees. Company shall reimburse Brewer for any sales taxes aid recycling fees required by state government regulations and which have been paid by Brewer.

         4.         DUTIES OF BREWER.

          a. Brewing and Packaging of Products. Brewer shall brew and package the Products according to Company's instructions/specifications. Brewer possesses certain proprietary recipes, formulas, procedures and processes for production of clear malt, which shall be made available to the Company as part of this contractual agreement.

          b. Sample Analysis of Products. If required by the Bureau of Alcohol, Tobacco and Firearms ("BATF") and/or any state alcoholic beverage regulatory authority, Brewer shall provide an appropriate sample of the Products for analysis. All costs associated with such, federal and state Product analysis shall be borne by the Company.

          c. Label Approvals. Brewer shall obtain a BATF Certificate of Label Approval as well as the appropriate state label approvals and/or registrations for each of the Products' labels. All costs incurred in obtaining such label approval and/or registration shall be borne by Company. Brewer agrees to sell the Products in those states in which the Brewer is currently licensed and in those other states which Company requests. If Brewer is not licensed to sell the Products in any state in which Company requests it to sell the Products, Brewer undertakes, at its cost, to apply for and obtain the necessary license(s) within a reasonable period of time after request therefor by the Company.

          d. Delivery of Products. Brewer shall arrange for the Products to be delivered to licensed distributors in the Territory approved of by Company. Company shall reimburse Brewer for the cost of delivering the Products. Brewer shall not sell any Products to any person or entity within the Territory which Brewer knows or has reason to know intends to sell the Products outside the Territory.

          e. Brewer will invoice sales of Products in all states to licensed distributors appointed by Brewer, all of whom shall be subject to approval by Company. Each of the distributors will be required to make payment for all Products purchased from Brewer by way of electronic transfer, whenever possible, or by check, within 30 days from date of invoice, or such shorter period as may be prescribed by law in the states concerned, and will be subject to such credit limits as may be set by Brewer after consultation with the Company. In respect of-all sales of Products in excess of such approved credit limits, distributors will be required to make payment therefor to Brewer prior to shipping of Products by Brewer. Brewer shall provide the necessary administrative services and assistance to manage and administer the invoicing of all sales of the Products, collection of receivables, and reconciliation of payments therefor from distributors and Brewer will provide Company with an accounting thereof not less frequently than once a month. Brewer shall open a separate bank account in its name with First National Bank of Cold Spring, Minnesota. All payments received from distributors of the Products shall be electronically transferred into such bank account and/or deposited directly into such account, immediately upon receipt thereof by Brewer. At the end of each business day, the amount standing to the credit of Brewer in such bank account shall be automatically transferred from such bank account, by way of a standing instruction, to a separate bank account that will be opened and maintained by the Company in its own name, at the same bank. The Company shall be and remain the sole owner of such bank Account and all monies deposited therein. The separate bank account opened by the Brewer in accordance with this paragraph shall not be used for any purpose, other than the receipt of payments as contemplated above and payment over of such payments to the Company as contemplated above. Bank statements reflecting deposits into and transfers between Brewer's and Company's separate bank account shall be provided to the Company not less frequently than once a week.

          f. Brewer's obligation to receive and. transfer all payments from distributors of the Products pursuant to paragraph 4(e) above, shall not be subject to right of set-off, counterclaim, recoupment, defense or other right which the Brewer may have against the Company.

          g. All distribution agreements and/or appointments of distributors for the sale of Products within the Territory shall be subject to the approval of the Company, notwithstanding that such agreements and appointments shall be concluded by the Brewer in its own name. Each such agreement shall include a provision that Brewer may assign its interests thereunder. Upon the termination of this Agreement, all distributor contracts and appointments shall be assigned by Brewer to the Company and/or any other party nominated by the Company, to the extent permitted by law. The Brewer undertakes to execute any instruments or documents that the Company may require in order to give effect to such assignments.

          5. INSURANCE. Brewer and Company shall each, at its own expense, obtain and maintain a adequate product liability insurance during the term of the Agreement, and an) extension hereof (collectively referred to as the "Policy"), in an amount not less than One Million Dollars ($1,000,000.00) per incident and One Million Dollars ($1,000,00(.00) in the aggregate. Each party shall provide the other with a certificate of insurance evidencing the existence of the Policy no later than fifteen (15) days prior to the fir3t Requested Ship Date and the Policy shall provide that the other party shall be given notice by said insurance company at least ten (10) days prior to the cancellation of expiration of the Policy.

          Brewer shall procure and maintain in full force and effect workmans compensation, public liability bodily injury and public liability property damage insurance policies wit a limits customary in the trade. Brewer shall add Company to such policies as an additional insured as applicable and Brewer shall provide company with proof of such insurance annually.

         6. PRICE AND PAYMENT.

          a. During the term of this agreement Brewer shall charge Company the price set forth on EXHIBIT A ("Price"). The Price is F.O.B. Brewer's warehouse dock and includes applicable Federal Excise Tax and certain packaging materials, as more fully described on EXHIBIT A. The Price does not include any state sales tax or recycling fees.

          b. Brewer shall invoice Company for the Products on the date the Products shipped, or if Product has been in Brewer's warehouse for at least fifteen (15) days following the date the Products are packaged (the "Packaging Date"). All payments are due fifteen (15) days from Brewer's invoice on all shipments or nonshipped invoices per paragraph 6c. If Company has not tendered payment thirty (30) days from Brewer's invoice, Brewer may charge Company interest on the due amount from the thirty-first
     (31st) day from Brewer's invoice until such payment is made at a rate of 10% per annum. Brewer's right to charge such interest is not in lieu of any other right Brewer may have against Company for breach of this agreement.

          c. Company is responsible for the cost of warehousing any Products that have not been shipped within sixty (60) days of the Packaging Date. In the event that any Products are, for any reason, still being warehoused by Brewer sixty (60) days after the Packaging Date, Brewer shall be entitled to levy a warehousing and handling surcharge of _________ ($___) per case per month to Company for so long as such Products are stored by Brewer (the "Warehousing Charge"). The Warehousing Charge shall accrue in full on the sixty-first (61st) day after the Production Date and on the first day of each month thereafter, and shall be prorated for partial months. If the Products are not shipped within one hundred and twenty (120) days after the Packaging Date, Brewer may, after the expiration of thirty (30) days after written notice to Company, sell or dispose of such Products at Company's sole expense. Proceeds from the sale of the Products will be applied to the Company's outstanding balance due, but Company will remain liable for any outstanding balance due after such application of sales proceeds.

         7.          REPRESENTATIONS AND WARRANTIES.

          a. Company represents, warrants and covenants to Brewer that:

          (i) it will assist Brewer in obtaining the necessary federal and state label approval, and registrations for the Products, and shall provide Brewer with copies of all federal and state label approvals, if any, held by Company for the Products prior to shipment, and

          (ii) it is the legal owner or holder of all rights to the Trademark, any and all trademarks and copyrights associated with the Products, whether registered, pending or common law, including but not limited to the brand names of the Products, Company's name used in connection with the Products, and all other names, designs, slogans, logos or logotypes used to identify the' Products (collectively referred to as the "Trademarks"), an that the Trademarks do not, to the best of Company's knowledge, infringe upon any copyrights, patents, trademarks, trade dress, or other property rights of any person, firm or entity.

          b. Brewer represents warrants and covenants to Company that:

          (i) it currently has, and shall maintain during the term of this Agreement, a Brewer's Notice issued by the BATF as well as all other licenses, permits, registrations and certificates of approval as are necessary to brew, package and distribute the Products in the Territory. Brewer currently holds state licenses authorizing it to sell the Products in the states set forth on Exhibit B.

          (ii) all Products will be brewed and packaged in accordance with Company's specifications. Company may inspect Brewer's records or processes used in production of the Products upon request.

          (iii) it will follow good manufacturing practices in the production of the Products and; all Products shall be of a good and merchantable quality and fit for the purpose for which they are intended to be used.

          (iv) the production, packaging, distribution and marketing by it of the Products, pursuant to the terms and conditions of this Agreement, are in accordance with all applicable laws and regulations dealing with the production, storage, distribution and sale of Products containing alcohol and/or malts.

          9 TRADEMARKS Brewer recognizes the great value of the goodwill associated with the Trademarks and acknowledges that the Trademarks and all accompanying rights therein, and the goodwill attached thereto, belong exclusively to the Company. Brewer shall not, during the term of this agreement or thereafter, assert any right of ownership of the Trademarks or use the Trademarks other than in accordance with the terms of to is agreement, or disparage or diminish the image and quality of the Trademarks among the public. Brewer shall cooperate with Company in preserving and protecting Company's rights in and to the Trademarks.

          10. RELATIONSHIP OF THE PARTIES. The parties shall be deemed independent contractors. Nothing herein contained shall be construed to create any partnership, joint venture, agency or employment relationship between the parties. Neither party shall have the power or right to bind the other party to any third party, and each party shall be responsible exclusively for its own taxes and expenses related to doing business.

          11. INDEMNIFICATION. If any demand, claim or action is made or threatened against Brewer for (a) trademark infringement, unfair competition or interference with a contract to which Company is a party, asserted as a result of Brewer's lawful performance of its obligations under the terms of this Agreement, or (b) violation of Federal or State alcohol laws and regulations due to marketing practices of the Company in respect of the Products, Company shall defend, indemnify and hold Brewer harmless from any loss, damage, liability, or expense, including reasonable attorneys fees, for which Brewer may be liable and pay in response to any such demand, claim or action, including but not limited to Brewer's cost for any products that must be destroyed, recalled or otherwise not saleable as a result of the resolution of any such demand and claim or action, and Brewer's cost for packaging materials and labels for any such materials that must be destroyed, recalled or are otherwise not useable as a result of any such demand, claim or action. If Company should fail or refuse, for any reason, to defend, indemnify, or seek to preserve for Brewer the right to use the Trademarks, as provided herein, Brewer shall have the right but shall not the obligation to defend against any such demand, claim in place of Company. If Brewer does undertake to defend against a trademark Infringement claim, or to otherwise preserve and protect the rights granted herein to use the Trademarks, Brewer shall have the right to collect from Company by way of separate action, any and all amounts expended by Brewer in connection with such, action including but not limited to actual, direct, out-of-pocket costs and expense of investigation, litigation, and all its reasonable outside attorneys fees directly related to such claim, provided, that Company shall, under no circumstances, be liable for any loss, damage, liability or expense resulting from the negligence or willful or reckless misconduct of Brewer, its employees, agents or representatives.

         Brewer agrees to defend, indemnify and hold Company harmless against any and all claims, costs, expenses, losses, causes of action (including reasonable attorneys fees and costs), damages or liabilities on account of the death and/or injury to any person(s) or damage to any property arising out of, due to, or in any way connected with (a) Brewer's failure to produce and package the Products in accordance with the Proprietary Information and other specifications and processes provided to Brewer by Company, and/or b) any act, omission or failure to act by Brewer, its employees, agents or representatives. which act, omission or failure to act is in violation of Brewer's obligations under this Agreement and/or (c) any violation of Federal or State alcohol laws and regulations by Brewer or due to any act or omission of the Brewer in respect of the Products.

         12. TERMINATION. Notwithstanding anything else herein to the contrary, either party may, at anytime, terminate this Agreement, with cause, upon thirty
(30) days prior written notice to the other party. The warranties and representations set forth herein shall survive the termination of this Agreement. Cause must be a serious breach and not corrected after notification during the thirty (30) day period. If there is an inability to agree on any major issue, it must be submitted to arbitration.

         13. CONFIDENTIALITY. All Proprietary Information, material, information, data or records (the "Materials") provided by one party to the other shall be the sole and exclusive property of the party providing such Materials. The parties agree that any information that may be received from the other party, including but not limited to, Proprietary Information, customer lists, product recipes, formulae, specifications and pricing information, promotional or marketing materials, or the like in connection with the Products or this Agreement or the rights and obligations provided for hereunder (the "Confidential Information"), shall not be disclosed by such party to any other person and is only to be used in the performance of the obligations under this Agreement and for no other reason. Each party shall return the original and all copies of the Materials and Confidential Information received from the other party promptly following the termination of this Agreement.

         In the event of any breach of this provision by either party, the injured party may obtain an injunction against the other party's disclosure of the data and shall be entitled to any damage or loss occasioned by such disclosure. This application of confidentiality and non-disclosure shall not apply to information which (a) is in the public domain at the time of the receipt from the other party, or which comes into the public domain without breach of an obligation hereunder; (b) is known and can be shown to be known by one party at the time of receipt from the other party; or (c) becomes known to one party through a third source whose acquisition was independent of the other party and not in breach of any obligation hereunder.

         14. GENERAL PROVISIONS.

                  a. Entire Agreement. This Agreement and the exhibits referred to herein and to be delivered pursuant hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

                  b. Severability. If any term or provision of this Agreement shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the greatest extent permitted by law.

                  c. Captions. The captions and paragraph numbers appearing in this Agreement are inserted as a matter of convenience only and shall not in any way limit, amplify or otherwise affect the term of provisions hereof.

                  d. Governing Law and Venue. This Agreement shall be construed and interpreted according to the laws of the State of California and Company agrees that it is subject to personal jurisdiction in California.

                  e. Arbitration. Any dispute hereunder shall be settled by arbitration in Los Angeles Court, California pursuant to the rules, then obtaining, of the American Arbitration Association.

                  f. Attorneys' Fees. If either party brings an action to enforce this Agreement, or to declare rights under this Agreement, the prevailing party in any such action shall be entitled to its reasonable attorneys' fees to be paid by the losing party.

                  g. Assignment. Either party may assign this Agreement, subject to all of the terms and provisions hereof and to the written consent of the non-assigning party, which may bc withheld by the Company in its sole discretion but may not be unreasonably withheld by the Brewer. All provisions of this Agreement shall be binding upon the respective employees, delegates, successors, heirs and permitted assignees of the parties.

                    h. Notices. Unless otherwise specifically provided herein, all communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of the other or three days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until either party notifies the other of a change of address:

         If to Brewer: Rello, Inc. d/b/a Gluek Brewing Company

         PO Box 476
         219 North Red River Avenue
         Cold Spring, Minnesota 56320
         Attention: Order Processing Department
         Fax# (320) 685-8318

         If to Company:

         Hansen's Beverage Company
         2380 Railroad Street, Suite 101
         Corona, California 92880
         Telephone: (909) 739-6200
         Facsimile: (909) 739-6210

                  I. Waiver and Modifications. Unless otherwise specifically provided herein, no waiver or modification of any of the terms of this Agreement shall be valid' unless in writing and signed by both parties. No waiver by either party of a breach hereof or default hereunder shall be deemed a waiver by such party of a prior or subsequent breach or default of like or similar nature.

                  j . Force Majeure. In the event that either party is prevented or delayed from performing its obligations under the terms of this Agreement by virtue of one or More events or contingencies beyond its reasonable control, whether or not presently occurring or contemplated by either party, including but not limited to, fires, labor strikes, labor disputes, accidents, sabotage, federal or state legislation or any regulations or orders thereunder, judicial action, acts of God, war, or civil commotion, such nonperformance shall be excused and shall not constitute a default under the terms of this Agreement, provided, however, that in the event that such nonperformance continues for a period in excess of three (3) consecutive months, either party shall have the option thereunder to terminate this Agreement immediately upon written notice to that effect.

                  k. Further Instruments. The parties shall execute and deliver any and all other instruments and shall take any and all other actions as may be reasonably necessary to carry out the intent of the Agreement into full force and effect.

                  l Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN  WITNESS  WHEREOF,   the  undersigned  parties  have  executed  this
Agreement as of the day and year first above written.

RELLO, INC. d/b/a GLUEK BREWING COMPANY


By: /s/Maurice Bryan
Name:     Maurice Bryan
Title:        President

HARD ENERGY COMPANY



By: /s/Rodney Sacks
Name:       Rodney Sacks
Title:          Chairman

                                  EXHIBIT "B",
                         STATES IN WHICH BREWER LICENSED

ALASKA                                               WASHINGTON
ARIZONA                                              WISCONSIN
CALIFORNIA
COLORADO
DELAWARE
FLORIDA
HAWAII
ILLINOIS
KANSAS
MARYLAND
MASSACHUSETTS
MICHIGAN
NEVADA
NEWMEXIC0
NEWYORK
NORTH CAROLINA
OHIO
OREGON
SOUTH CAROLINA
TEXAS
UTAH
VIRGINIA